Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT DEED

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as a Deed on October 19, 2017 by and between ThoughtWorks, Ltd, (the “Company”), and Erin Kessler (“Executive”).

WHEREAS, the Company has employed Executive and desires to continue to employ Executive on the terms and conditions as set forth herein;

WHEREAS, the Executive desires to continue to be employed by the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.Term of Agreement. This Agreement shall be contingent upon and shall become effective only upon the occurrence of the Effective Date. For purposes of this Agreement, the “Effective Date” is the date on which the acquisition of the Company is consummated pursuant to that Agreement and Plan of Merger, by and among Turing Acquisition LLC, Turing Merger Sub Inc., Thoughtworks, Inc. (“Parent”) and Shareholder Representative Services LLC, dated as of August 18, 2017, as it may be amended from time to time. In the event the Effective Date does not occur, this Agreement shall be void and have no effect with respect to either party hereto. Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue until the third anniversary thereof; provided, that on such third anniversary of the Effective Date and each annual anniversary thereafter (in each case, a “Renewal Date”), the Agreement shall be extended automatically for an additional one year unless either party provides written notice at least 30 days’ prior to the applicable Renewal Date of its intention not to extend the term of the Agreement. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.” The Executive's period of continuous employment with the Company commenced on October 4, 2014. The Company, the Parent and its respective subsidiaries and affiliates, collectively, shall be referred to as the “Company Group”.

2.Duties. During the Employment Term, Executive shall have the authorities, titles, and duties as may be assigned by the Company from time to time. On the Effective Date, Executive’s title will be Chief Financial Officer. Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere in any material respect with Executive’s duties under this Agreement.

3.Place of Work. The Executive's normal place of work is London, England or such other place within the United Kingdom which the Company may reasonably require for the proper performance and exercise of his duties. The Executive agrees to travel on the Company's business (both within the United Kingdom or abroad) as may be required for the proper

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performance of his duties under this Agreement, [provided the Executive shall not be required to work outside the United Kingdom for any continuous period of more than one month.

4.Hours of Work. The Executive will comply with the Company's normal working hours and work such additional hours as are necessary to effectively perform the Executive's duties under this Agreement and shall not be entitled to any additional payment for such hours. The Executive and the Company agree that the Executive is a managing executive for the purposes of the Working Time Regulations 1998 (the "Regulations") and is able to determine the duration of his working time himself. As such, the exemptions in Regulation 20 of the Regulations will apply to the employment.

5.Holidays. The Company's holiday year runs between [January] and [December]. The Executive shall be entitled to 25 days' paid holiday in each holiday year, together with the usual UK public holidays. Holiday shall be taken at such time or times as shall be approved in advance by the Chief Executive Officer of the Parent. The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination. If the Agreement commences or terminates part way through a holiday year, the Executive's entitlement during that holiday year shall be calculated on a pro-rata basis. If on termination of the Agreement the Executive has taken more holiday than the accrued entitlement, the Company shall be entitled to deduct the excess holiday pay from any payments due to the Executive.

6.Base Salary. During the Employment Term, the Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) in accordance with the regular payroll practices of the Company and subject to applicable tax and other withholdings. The Base Salary as of the Effective Date shall be at an annual rate of 280,000 GBP.

7.Variable Compensation. During the Employment Term, Executive may be eligible to receive an annual cash bonus based on performance objectives and conditions established by the Company from time to time. Executive acknowledges and agrees that, in connection with the establishment of such bonus plan, (i) the Company, after consultation with the Company’s Chief Executive Officer, may reduce Executive’s Base Salary below the rate then in effect, provided the sum of the Base Salary, as reduced, plus the annual bonus payable at the “target” level of performance is substantially comparable to the rate of Base Salary prior to such reduction and (ii) neither any such reduction of Base Salary nor any failure by Executive to achieve the “target” level of performance necessary to receive the “target” bonus under such bonus plan will constitute “Good Reason” pursuant to this Agreement.

8.Pension. Subject to the rules of the plan and any eligibility requirements (as amended from time to time), Executive shall be eligible to receive a contribution from the Company of a specified percentage of the Executive's Base Salary (at no less than the rate of Base Salary and rate of contribution on the Effective Date) to the Thoughtworks' Group Personal Pension Plan (or such other pension plan as applicable from time to time). Full details of the scheme are available from the Chief Executive Officer of the Parent. The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008.

9.Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans that the Company maintains or contributes to for the

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benefit of its employees generally (the “Benefit Plans”), subject to satisfying the applicable eligibility requirements in effect from time to time and except to the extent such plans are duplicative of the benefits otherwise provided pursuant to this Agreement. Notwithstanding the foregoing, no adverse changes will be made to Executive’s death or disability benefits (based on Base Salary as at the Effective Date) without Executive’s consent. The Company shall reimburse Executive, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for all business expenses incurred by Executive in accordance with Company policy.

10.Incapacity. Subject to the Executive's compliance with this Agreement and the Company's rules on notification and evidence of absence due to illness or injury (as amended from time to time), the Executive shall receive Thoughtworks' Sick Pay in accordance with, and subject to, the terms of Thoughtworks' Sick Pay Scheme (which shall be inclusive of any statutory sick pay due.) The rights of the Company to terminate the Employment Term under the terms of this Agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay or other benefits.

11.Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 11 shall exclusively govern Executive’s rights upon termination of employment with the Company Group (such date of termination, the “Termination Date”).

(a)Accrued Amounts. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive from the Company (i) any earned but unpaid Base Salary through the Termination Date, and any portion of the annual incentive bonus earned and payable in accordance with the bonus plan then in effect under Section 7 above; (ii) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses incurred by Executive in accordance with Company policy prior to the Termination Date, and (iii) vested and accrued Employee Benefits, if any, as to which Executive may be entitled under the terms of the Company’s Benefit Plans (such amounts, collectively, the “Accrued Amounts”).

(b)Qualifying Termination Under Company Group Severance Plan. If, upon termination of Executive’s employment for any reason, Executive qualifies for severance benefits under the terms and conditions of the Thoughtworks, Inc. Severance Pay Plan for Employees and its Annex - Severance Benefits and Change in Control Benefits for Executives (collectively, the “Severance Plan”), then the Company shall have no obligation to provide any further compensation or benefits under this Agreement other than the Accrued Amounts. The payments and benefits provided under the Severance Plan shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the other plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(c)Qualifying Termination Outside of Company Group Severance Plan. If, during the Employment Term, (i) the Company terminates Executive’s employment without Cause (other than by reason of Executive’s death or Disability), or Executive resigns for Good Reason, and (ii) Executive does not qualify for severance benefits under the Company Group’s Severance Plan, then Executive shall be entitled to receive:

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(i)the Accrued Amounts; and

(ii)subject to Executive’s execution and non-revocation of a settlement agreement in favor of the Company Group as provided in Section 11(e) and Executive’s continued compliance with the provisions of Section 12 and Section 13 hereof, continued payment of the Base Salary at the rate in effect on the Effective Date, or, if higher, the Base Salary at the rate in effect on the Termination Date, for 18 months following the Termination Date (the “Severance Period”), payable in regular installments in accordance with the Company’s regular payroll practices and subject to applicable tax and other withholdings. The payments and benefits provided under this Section 11(c) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the other plans, policies or programs of the Company [or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation]. For the avoidance of doubt, if Executive terminates employment as a result of the Company’s election not to renew the Agreement pursuant to Section 1 hereof, such termination shall be considered a termination without Cause.

(d)Other Terminations of Employment. Following Executive’s termination of employment for any reason not described in Sections 11(b) and 11(c) above, the Company shall have no obligation to provide any further compensation or benefits under this Agreement other than the Accrued Amounts.

(e)Waiver of Claims. Any and all amounts payable and benefits or additional rights provided pursuant to Section 11(c) of this Agreement shall only be payable if Executive delivers to the Company and does not revoke a signed valid settlement agreement in a form acceptable to the Company and a signed adviser's certificate on or before the Termination Date.

(f)Interaction with Severance Plan. If Executive is to receive severance pay under Section 11(b) above in accordance with the Company Group’s Severance Plan and the related Annex governing benefits for Executives (collectively, the “Executive Severance Plan”), then, notwithstanding any provisions of the Executive Severance Plan to the contrary:

(i)For purposes of calculating Executive’s benefits under the Executive Severance Plan, “Base Compensation” under that Plan shall be the Executive’s rate of Base Salary in effect on the Effective Date of this Agreement or if greater on the Termination Date;

(ii)The settlement agreement (in a form acceptable to the Company) and adviser's certificate referenced in Section 11(e) hereto shall serve as the operative release as required under the Executive Severance Plan and shall supersede any form of release contained in such Executive Severance Plan; and

(iii)The definition of “Good Reason” in this Agreement shall control over any different definition in the Executive Severance Plan for purposes of applying that Plan to Executive.

(g)Definitions. For the purposes of this Agreement, the following terms are defined as follows:

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(i)“Cause” shall mean (A) Executive’s serious and repeated deliberate failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) Executive’s material and repeated failure to comply with any valid and legal directive of the board of directors of the Company or the person to whom Executive reports; (C) Executive’s engagement in dishonesty, illegal conduct or gross misconduct, or acts of gross negligence, which in each case would reasonably be expected to be materially injurious to the Company or its subsidiaries or controlled affiliates; (D) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company;
(E) Executive receiving a criminal conviction, other than for a traffic offence which results in a non-custodial sentence; (F) Executive’s violation of a material policy of the Company, which in each case would reasonably be expected to be materially injurious to the Company Group; or (G) Executive’s violation of the restrictive covenants set forth in Section 12 or Section 13 of this Agreement or any other applicable restrictive covenants between Executive and the Company or any of its subsidiaries or controlled affiliates, or this Agreement. With respect to any acts otherwise constituting Cause under subparagraph (A), (B) or (F) of this definition, Executive shall have thirty
(30) days from the delivery of written notice by the Company within which to cure such acts.

(ii)“Disability” shall mean Executive’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents Executive from performing his essential job functions for a period of an aggregate of one hundred eighty (180) calendar days out of any consecutive twelve (12) month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(iii)“Good Reason” shall mean, during the period following the Effective Date and prior to a Change in Control (as defined in the Severance Plan), either (A) a change to Executive’s principal work location without Executive’s written consent to a location more than 50 miles from Executive’s principal work location prior to the change; or (B) a material reduction in the Executive’s target cash compensation (including both base salary and incentive compensation), provided that neither changes in the allocation between base salary and incentive compensation as contemplated by Section 7 nor any failure to achieve “target” bonus levels shall be deemed a material reduction or otherwise constitute Good Reason for any reason in connection with this Agreement. A reduction in Executive’s target cash compensation shall be “material” for purposes of this Agreement if the sum of Base Salary plus target incentive compensation is less than 80% of Executive’s target cash compensation for the immediately prior calendar year. Any such reduction shall constitute Good Reason effective on the date Executive is notified that his target cash compensation has been reduced below such 80% level. Notwithstanding the foregoing, Executive cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company explaining in sufficient detail the existence and grounds constituting Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If Executive does not terminate his or her employment for Good Reason

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within 90 days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

(h)Other Positions. Upon termination of Executive’s employment for any reason, Executive shall promptly resign from any other position as an officer, director or fiduciary of any direct or indirect subsidiary of the Company Group.

12.Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly, in consideration of the base salary and other benefits provided to the Executive under this Agreement, the Executive agrees to the following:

(a)Noncompetition. Executive acknowledges that (i) Executive performs services of an important nature for the Company, and that Executive’s performance of such services to a competing business may result in irreparable harm to the Company Group, (ii) Executive is a member of the executive and management personnel of the Company and its subsidiaries and controlled affiliates, (iii) Executive has had and will continue to have access to Confidential Information (as defined below) and trade secrets which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (iv) in the course of Executive’s employment by a competitor, Executive could use or disclose such Confidential Information and trade secrets, (v) the members of Company Group have substantial relationships with their customers and Executive has had and will continue to have access to these customers, and (vi) Executive has generated and will continue to generate goodwill for the Company Group in the course of Executive’s employment. Accordingly, during the Employment Term and for 12 months following the Termination Date, or during such longer period (not to exceed 18 months) that Executive is receiving severance benefits under the Severance Plan or Section 11(c) above, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, in whatever form, engaged in a Competing Business in any locale of any country in which the Company or its subsidiaries and controlled affiliates conduct business. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than four and ninety nine one hundredths percent (4.99%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the term “Competing Business” shall mean (x) any business that (A) is engaged primarily in the design and/or delivery of customized software solutions to third party customers and/or (B) is engaged primarily in the provision of information technology consulting services to third party customers (that, is in each case, is competitive with the Company Group), and/or (y) for the avoidance of doubt, any of the following (including any Affiliates thereof, any successor entities thereto and any businesses or divisions divested therefrom): Accenture PLC*, Aricent Inc., Boston Consulting Group*, Deloitte & Touche LLP*, Ciklum ApS, CapGemini SE, CGI Group Inc., Cognizant Technology Solutions Corporation, DXC Technology Company, Elephant Ventures, LLC, EPAM Systems, Inc., Equal Experts Inc., Globant LLC, HCL Technologies Limited, Hexaware Technologies Limited, International Business Machines Corp., Infosys Limited, iSoftStone Holdings Limited, KPMG US LLP*, McKinsey & Company*, Mindtree Limited, NearForm Ltd, Ness Technologies Inc., Persistent Systems Ltd., Perficient, Inc., PricewaterhouseCoopers LLP*,

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Sapient Corporation, SoftServe, Inc., Symphony Teleca Corporation, Tech Mahindra Limited, RazorFish, LLC, Three Pillar Global, Inc., VanceInfo Technologies Inc., Wipro Limited, Xebia Nederland B.V. For the avoidance of doubt, Competing Business shall not include software product companies that offer customized solutions for such products and are not competitive with the Company or its Subsidiaries with respect to provision of information technology services to third party customers.1 As used herein, “competitive with the Company or its Subsidiaries” means the provision of the same or similar solutions or services of the Company or its Subsidiaries.

(b)Nonsolicitation; Noninterference.

(i)During the Employment Term and for 12 months following the Termination Date, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties with the Company, directly or indirectly, individually or on behalf of any firm, company or other person, (A) solicit, aid or induce any customer of the Company Group with whom the Executive had material dealings during the 12 months prior to the Termination Date to purchase goods or services then sold by the Company Group from another person or assist or aid any other persons or entity in identifying or soliciting any such customer, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of their respective vendors, customers, joint venturers, licensees or licensors.

(ii)During the Employment Term and for 12 months following the Termination Date, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties with the Company Group, directly or indirectly, individually or on behalf of any other person, solicit, aid or induce any employee, consultant, representative or agent of the Company Group (or any employee, consultant, representative or agent who has left the employment or retention of the Company Group within the previous nine months) with whom the Executive had material contact or dealings or who directly reported to the Executive during the 12 months leading up to the Termination Date (a “Covered Person”) to leave such employment or retention or to accept employment with or render services to or with any other person unaffiliated with the Company Group or hire or retain any Covered Person, or take any action to materially assist or aid any other person in identifying, hiring or soliciting any such Covered Person.

(c)Severability. It is expressly understood and agreed that each of the restrictions in this Section 12 is an entire, separate and independent restriction on the Executive and the parties consider the restrictions contained in this Section 12 to be fair and reasonable. If any of the restrictions (or any part of the restrictions) shall be held to be void, unenforceable or ineffective for any reason but would be treated as valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid, enforceable or effective.

(d)Survival.    The provisions of this Section 12 shall survive the termination of this Agreement and Executive’s employment for any reason.

1 Entities identified with an asterisk (*) are limited to the divisions of such business that are competitive with the Company or its subsidiaries.

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(e)Affiliates. The Executive will (at the request of the Company) enter into a direct agreement with any affiliate of the Company under which he will accept restrictions corresponding to the restrictions contained in this Section 12 in relation to such affiliate.

13.Other Restrictive Covenants and Related Provisions.

(a)Confidentiality. During the course of Executive’s employment with the Company, Executive has had and will continue to have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any Confidential Information, or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose such information by applicable law, regulation or legal process (provided that Executive provides the Company Group with prior notice of the contemplated disclosure and cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information).

(b)Return of Company Property. On or prior to the Termination Date, Executive shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group).

(c)Intellectual Property.

(i)If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), other than to the extent that (A) no equipment, supplies, facility, trade secrets, Confidential Information, research or other information of the Company Group was used during its creation, (B) such item was developed entirely on the Executive’s own time, and (C) such item did not result directly from any work performed by Executive for the Company Group (“Works”), either alone or with third parties, prior to Executive’s employment by the Company Group, that are relevant to or implicated

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by such employment (“Prior Works”), Executive hereby grants the Company Group a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business. For the avoidance of doubt, it is acknowledged that the Executive has intellectual property rights in the Prior Works and nothing in this Agreement shall have the effect of transferring the Executive's rights, title or interest in the Prior Works to the Company; and, further, that the subject of waivers granted under the Company’s “Policy on Outside Activities” dated February 2012, as may be amended from time to time, prior to or after the Effective Date shall not be considered “Works” hereunder.

(ii)If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company Group resources (“Company Works”), Executive shall promptly and fully disclose such works to the Company Group and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company Group to the extent ownership of any such rights does not vest originally in the Company Group.

(iii)Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company Group at all times.

(iv)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company Group’s expense (but without further remuneration) to assist the Company Group in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Company Works. If the Company Group is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company Group and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company Group and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company Group, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

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(d)Non-Disparagement. Neither the Company nor Executive shall make any oral or written statement about the other party which is intended or reasonably likely to disparage the other party, or otherwise degrade the other party’s reputation in the general business community. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The provisions of this Section 13(d) shall survive the termination of Executive’s employment for any reason.

(e)Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and that the Executive has first fully complied with the Company's whistleblowing procedures.

(f)Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, Executive and the Company Group have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive and the Company Group also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

14.Equitable Relief. Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 12 or Section 13 would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Executive further covenants that Executive will indemnify the Company Group for all costs (including reasonable solicitors’ fees) incurred in connection with any action to enforce any of the provisions of Section 12 and Section 13 hereof if the Company Group prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of Section 14 hereof.

15.Miscellaneous.

(a)Governing Law. This Agreement, and any disputes arising herefrom or related hereto, shall be governed by, construed and interpreted in all respects, in accordance with

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laws of England and Wales and the parties to this agreement shall submit to the exclusive jurisdiction of the English courts.

(b)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior and contemporaneous understandings, agreements, term sheets, representations and warranties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any conflict between this Agreement and any Company policy, the terms of this Agreement shall take precedence.

(c)Right to Work. The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Employment Term.

(d)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company Group. The Company shall be entitled to deduct such sums owed to the Company Group by the Executive from payments owed to the Executive by the Company.

(g)Compliance with Section 409A of the Code.

(i)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment”,

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“Termination Date” or like terms shall mean “separation from service.” If Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(g) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)To the extent the payment of any amount described in Section 11 of this Agreement constitutes “nonqualified deferred compensation” for purposes of Code Section 409A and is subject to the release requirements of Section 11(e), then any payment scheduled to occur during the first 60 days following the Termination Date shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(iv)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(v)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(h)Collective Agreements. There is no collective agreement which directly affects the Agreement.

(i)Reconstruction and Amalgamation. If the Agreement is terminated at any time by reason of any reconstruction or amalgamation of the Company Group, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in

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their entirety) are no less favourable to any material extent than the terms of this Agreement, the Executive shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

(j)Third Party Rights. No one other than a party to this Agreement and its affiliates shall have any right to enforce any of its terms.

(k)Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by UK registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

ThoughtWorks, Ltd
First Floor, 76 - 78 Wardour Street, London, W1F 0UR

(l)Executive Representation. Executive hereby represents to the Company that (i) Executive has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with a solicitor of his choice and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(m)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement or Executive’s employment.

(n)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as a Deed on the date provided at its start.

Executed as a deed by THOUGHTWORKS,     /s/ Xiao Guo
LTD. acting by Xiao Guo , a         Director
director and Gary DeGregorio , a director
OR its secretary

/s/ Gary DeGregorio
Director OR Secretary

[Signature Page to ThoughtWorks, Ltd. Employment Agreement]

/s/ Erin Kessler

Signed as a deed by ERIN KESSLER in the presence of:	.........................................
.....................................
Witness name: Jean-Paul Dowding
Address:      76-78 Wardour Street
London
Occupation: Paralegal

[Signature Page to ThoughtWorks, Ltd. Employment Agreement]